Exhibit 4.1
CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, DIRECTLY OR INDIRECTLY, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE FOREGOING LAWS.

IN ADDITION, THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 6 OF THIS WARRANT.
Date of Issuance: February 23, 2026

Advanced Micro Devices, Inc.
Warrant to Purchase Shares of Common Stock

Advanced Micro Devices, Inc., a Delaware corporation (“AMD” or the “Company”), for value received, hereby certifies that Meta Platforms, Inc. or its registered permitted assigns (“Meta” or the “Warrantholder”), is entitled, subject to the terms and conditions set forth herein, to purchase from the Company 160,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company (such number of shares, as adjusted pursuant to the terms hereof, the “Warrant Shares”) at a purchase price per share of $0.01 (such purchase price, as adjusted pursuant to the terms hereof, the “Warrant Price”). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein. This Warrant is being issued pursuant to the terms of Amendment Eight to the Master Purchase Agreement by and between Meta and the Company, dated as of February 23, 2026 (the “Agreement”). Terms used herein, but not otherwise defined herein, shall have the meanings assigned to them in the Agreement.

1.    Exercise. The Warrant shall vest with respect to the Warrant Shares in accordance with the vesting schedule as set forth in Exhibit E hereto (such portion of vested shares, the “Vested Warrant Shares”). The Vested Warrant Shares shall only become exercisable upon satisfaction of the exercise conditions set forth in Exhibit F hereto (such portion of exercisable shares, the “Exercisable Warrant Shares”). The Exercisable Warrant Shares shall be exercisable in whole or in part at the option of the Warrantholder at any time or from time to time prior to 5:00 p.m., Eastern Time (the “Close of Business”), on February 23, 2031 (the “Expiration Date”); provided that in the event that the Warrantholder has irrevocably committed to an exercise of this Warrant with respect to any Exercisable Warrant Shares on or prior to the Expiration Date and such exercise is subject only to the receipt of any Regulatory Approval(s) (as defined below) that has not been obtained on or prior to the Expiration Date, then the Expiration Date shall be extended automatically until the date that is 180 days after the Expiration Date; provided, further, that any such extension of the Expiration Date shall apply solely with respect to the Exercisable Warrant Shares that were vested and exercisable, but for the receipt of Regulatory Approval(s), and no such extension of the Expiration Date shall cause any other (x) Warrant Shares that are unvested to vest or (y) Vested Warrant Shares that are not exercisable to become exercisable, in each case, after the original Expiration Date. All (x) Warrant Shares that are then unvested or (y) Vested Warrant Shares that are not then exercisable shall be automatically cancelled upon the earlier of (i) the early termination of the Agreement for cause by the Company or (ii) the Expiration Date (as so extended, if necessary). Upon the earlier of (i) the event of an early termination of the Agreement for cause by the Company, or (ii) the Expiration Date, this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 2 below as to all Exercisable Warrant Shares that have not been previously exercised, and the Company shall deliver the Warrant Shares issued upon such exercise to the Warrantholder in accordance with Section 2 below, subject to receipt of any applicable Regulatory Approvals (provided that, for the avoidance of doubt, the parties shall cooperate in connection with any applicable Regulatory Approvals in accordance with Section 2(d) below). To the extent this Warrant or any portion of this Warrant is deemed automatically exercised, the Company agrees promptly to notify the Warrantholder in writing of the number of Warrant Shares the Warrantholder is to receive by reason of such automatic exercise.
2.    Manner of Exercise. (a) To exercise this Warrant or any portion thereof, the Warrantholder shall surrender this Warrant, together with the duly executed Warrant exercise form attached hereto as Exhibit A, to the Company at its principal executive office (or such other office or agency of the Company as the Company may designate) and, at the election of the Warrantholder, by (i) making a cash payment to the Company equal to the Warrant Price payable in respect of the number of Warrant Shares purchased upon such exercise or (ii) in lieu of making a cash payment, having canceled a portion of this Warrant in payment of the Warrant Price payable in respect of the number of Warrant Shares purchased upon such exercise (a “Cashless Exercise”). The number of Warrant Shares issued to the Warrantholder upon a Cashless Exercise shall be determined according to the following formula:
X = Y(A−B)
A
Where:    X =    the number of Warrant Shares that shall be issued to the Warrantholder with respect to             the relevant Cashless Exercise;
Y =    the number of Warrant Shares for which this Warrant is being exercised in the relevant Cashless Exercise (which, for the avoidance of doubt, shall be determined for purposes of this clause “Y” assuming that, in lieu of a Cashless Exercise, the Warrantholder were paying the Warrant Price in full in cash in respect of the relevant exercise);
A =    the Fair Market Value (as defined below) of one share of Common Stock for the relevant Exercise Date (as defined below); and
B =    the Warrant Price in effect under this Warrant immediately prior to the Close of Business on the relevant Exercise Date.
“VWAP” means, for any Trading Day (as defined below), the per share volume weighted average price as reported on Bloomberg L.P. in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume weighted average price is unavailable for such Trading Day, the market value of one share of Common Stock on such Trading Day determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Fair Market Value” as of the Exercise Date (as defined below) shall mean the following: (1) if the Common Stock is then listed for trading on the Nasdaq Global Select Market (or, if not listed on the Nasdaq Global Select Market, another U.S. national or regional securities exchange), the arithmetic average of the VWAP for each Trading Day during the five (5) Trading Day period ending on, and including, the Trading Day immediately preceding the Exercise Date as reported by the Nasdaq Global Select Market (or, if not listed on the Nasdaq Global Select Market, another U.S. national or regional securities exchange); (2) if the Common Stock is not listed for trading on a U.S. national or regional securities exchange and if the Common Stock is then listed or quoted for trading on OTCQB or OTCQX, the arithmetic average of the VWAP for each Trading Day during the five (5) Trading Day period ending on, and including, the Trading Day immediately preceding the Exercise Date on OTCQB or OTCQX, as applicable; (3) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (4) if the Common Stock is not listed for trading on a U.S. national or regional securities exchange and is not so quoted by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the fair market value of one share of Common Stock (as of the time immediately prior to the Close of Business, on the relevant Exercise Date) as determined by an independent appraiser experienced in valuing securities jointly selected by the Board of Directors of the Company (the “Board of Directors”) and the Warrantholder. In the event that the Board of Directors and the Warrantholder are unable to agree on the selection of an independent appraiser for purposes of the foregoing clause (4), each of the Company and the Warrantholder shall select a qualified appraiser to determine fair market value and (i) in the event that such appraisals differ by ten percent (10%) or less, the fair market value shall be the arithmetic average of such appraisals or (ii) in the event that such appraisals differ by more than ten percent (10%), the two appraisers shall jointly select a third qualified appraiser, to be retained at the Company’s expense, who shall deliver a third appraisal reasonably promptly (and in any event within thirty (30) days) and, in such case, the fair market value shall be the arithmetic average of the two appraisals that are closest in value; provided that if any appraisal equals the arithmetic average of the other two appraisals, such appraisal shall be deemed to be the fair market value. Following any determination by the Company of the Fair Market Value pursuant to clause (4) of the definition thereof, upon written request by the relevant Warrantholder, the Company shall promptly provide to such Warrantholder in reasonable detail the basis for such determination, it being understood that the Company shall not be obligated to disclose any information that may be proprietary or confidential. The VWAP and Fair Market Value will be determined jointly by the Company and the Warrantholder in good faith in accordance with the requirements set forth above.
“Trading Day” means: (i) a day on which the shares of Common Stock are traded on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, New York Stock Exchange, NYSE American or other U.S. national or regional securities exchange on which the shares of Common Stock are then listed or quoted; (ii) if the shares of Common Stock are not listed on any such exchange or market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported on the OTCQX or the OTCQB; or (iii) if the shares of Common Stock are not listed on any such exchange or market or quoted on the OTCQX or the OTCQB, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by OTC Markets Group, Inc. (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in clause (i), (ii) or (iii) hereof, then “Trading Day” shall mean a Business Day (as defined below).
        (b)    Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the Close of Business on the first Business Day on which this Warrant shall have been surrendered to the Company and the Warrantholder shall have satisfied all other applicable requirements in respect of the exercise thereof, in each case as provided in this Section 2 prior to the Close of Business (the “Exercise Date”). “Business Day” means any day (i) except Saturday, Sunday and any day which shall be a federal legal holiday in the United States and (ii) on which the transfer agent for the Common Stock is open for business for its regularly scheduled business hours. At the Close of Business on the Exercise Date, the person or persons in whose name or names any book-entry position for Warrant Shares shall be issuable upon such exercise as provided in Section 2(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such book-entry position.
        (c)    Issuance of Shares. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within five (5) Business Days after the later of (i) the Exercise Date, (ii) the completion of any required filings (and the expiration of any associated waiting period, if any) by the Warrantholder under the HSR Act (“HSR Approval”), and (iii) receipt of any other governmental or regulatory approval (including under any other Antitrust Law) required in connection with any exercise of this Warrant (together with HSR Approval, the “Regulatory Approvals” and each, a “Regulatory Approval”), the Company, at its expense, will cause to be issued in the name of, and delivered to, the Warrantholder, or as the Warrantholder (upon payment by the Warrantholder of any applicable transfer taxes) may direct:
(i)    in book-entry form as recorded on the books and records of the transfer agent of the Common Stock the number of Warrant Shares to which the Warrantholder shall be entitled upon such exercise pursuant to Section 2(a) (rounded down to the nearest whole share) plus, in lieu of any fractional share to which the Warrantholder would otherwise be entitled but for such rounding, cash in an amount determined pursuant to Section 4 hereof, which book-entry position shall bear or otherwise be subject to a restrictive legend substantially in the form of Exhibit C hereto, if applicable, and subject to the legend removal provisions set forth below; and
(ii)    in case such exercise is in part only, upon request by the Warrantholder, a new warrant (dated the date hereof) of like tenor, calling in the aggregate on the face thereof for the number of Warrant Shares equal or in the event of any adjustment that would equal, without giving effect to any adjustment herein or therein, to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which shall include both the number of Warrant Shares issued to the Warrantholder pursuant to such partial exercise and the number of Warrant Shares subject, in the case of the election of a Cashless Exercise, to the portion of the Warrant being cancelled in payment of the Warrant Price).
        (d)    Regulatory Cooperation. In the event that any Regulatory Approval is reasonably determined by the Warrantholder and the Company upon advice of their respective legal counsel to be required in connection with the exercise of the Warrant and/or the issuance of the Warrant Shares (or to permit the holder of the Warrant Shares to exercise its voting or other rights with respect to the Warrant Shares), then each of the Company and the Warrantholder shall (i) prepare and make all filings (including draft filings, where applicable) and submissions (and apply for any approvals or consents) required in connection with such Regulatory Approvals as promptly as reasonably practicable (and in any event within twenty (20) Business Days) following such determination (or, upon mutual agreement of the Warrantholder and the Company, as promptly as reasonably practicable (and in any event within twenty (20) Business Days) following the Warrantholder’s exercise of the Warrant) and (ii) use reasonable best efforts to obtain such Regulatory Approval (or to cause the expiration of any applicable waiting period) as promptly as reasonably practicable following such determination (or exercise), including taking, or causing to be taken, all actions reasonably necessary, proper or advisable under applicable law in order to obtain such Regulatory Approval; provided, that neither party shall be obligated pursuant to this Section 2(d) or any other provision of this Warrant to propose, negotiate, effect or agree to the sale, divestiture, hold separate, license or other disposition of any assets, products, product lines, properties or services or businesses of such party or its Affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)), or otherwise agree or commit to take any action that limits their freedom of action, ownership or control with respect to, or their ability to retain or hold, any of the foregoing, or agree or commit to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of such party or its Affiliates. The Company and the Warrantholder shall jointly control the strategy and shall cooperate and coordinate, subject to all applicable privileges (including the attorney-client privilege), in respect of obtaining any Regulatory Approval. Each of the Company and the Warrantholder shall (i) supply the other or its outside counsel with any information that may be required or requested by any Governmental Authority in connection with such filings or submissions, (ii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice, or other Governmental Authorities in which any such filings or submissions are made under any applicable Antitrust Laws as promptly as practicable, and (iii) use their respective reasonable best efforts consistent with applicable law to cause the expiration or termination of the applicable waiting periods under any applicable Antitrust Laws as soon as reasonably practicable; provided that each of the Company and the Warrantholder shall not seek the early termination of the waiting period under the HSR Act without the prior written consent of the other party. Each of the Company and the Warrantholder shall consider in good faith input from the other party, and shall provide the other party copies of any filings, submissions, or other communications required in connection with such Regulatory Approvals for review prior to filing or submission. Neither party shall, without the prior written consent of the other party (which shall not be unreasonably withheld), participate in any meeting or substantive discussion with any Governmental Authority relating to the exercise of the Warrant and/or the issuance of the Warrant Shares unless such party consults with the other party in advance and, to the extent permitted by such Governmental Authority, grants the other party the opportunity to attend and participate in such discussions. In furtherance of this Section 2(d), if any objections are asserted with respect to the exercise of the Warrant and/or the issuance of the Warrant Shares under the HSR Act, any other applicable Antitrust Law or any other applicable law or if any legal proceeding is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice, or any other Governmental Authority challenging the exercise of the Warrant and/or the issuance of the Warrant Shares or that would otherwise prohibit or materially impair or delay the consummation of the exercise of the Warrant and/or the issuance of the Warrant Shares, the Company and the Warrantholder shall use their respective reasonable best efforts to resolve any such objections or lawsuits or other proceedings (or threatened proceedings) so as to permit consummation of the exercise of the Warrant and/or the issuance of the Warrant Shares as soon as reasonably practicable. For as long as this Warrant is outstanding, each party shall (subject to any restrictions on provision of such information under applicable law) as promptly as reasonably practicable provide such information regarding such party and its subsidiaries as the other party may reasonably request in order to determine what antitrust requirements may exist with respect to the exercise of the Warrant and/or the issuance of the Warrant Shares. As used herein, (a) “Antitrust Laws” means the HSR Act and any applicable antitrust, competition or merger control laws or regulations, and (b) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions.

3.    Adjustments. The Warrant Price and the number of shares of Warrant Shares purchasable upon exercise of the Warrant are subject to adjustment as follows; provided that the Company shall not make any such adjustment if the Warrantholder participates, at the same time and upon the same terms as holders of Common Stock and as a result of holding this Warrant, in any of the transactions described below without having to exercise such Warrant, as if the Warrantholder held the number of shares of Common Stock that the Warrantholder would have received if this Warrant had been exercised immediately prior to the relevant time as of which the adjustment would otherwise have been made:
(a)    Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if any Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be proportionately increased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this paragraph shall become effective at 9:00 a.m. Eastern Time on the first Business Day on which the subdivision or combination becomes effective.
(b)    Adjustment for Dividends and Distributions in Common Stock. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted as of the time of such issuance or, in the event such a record date shall have been fixed, as of the Close of Business on such record date, so that, after giving effect to such adjustment, each holder of a Warrant shall be entitled to receive an additional number of shares of Common Stock upon exercise that such holder would have been entitled to receive had such Warrant been exercised immediately prior to such time.
        Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the number of shares of Common Stock issuable upon exercise of this Warrant shall be recomputed accordingly as of the Close of Business on such record date on the basis of the actual number of additional shares of Common Stock paid or distributed.
(c)    Adjustment for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a dividend or distribution of shares of Common Stock) or in cash or other property, then and in each such event the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the Close of Business on such record date, to a number determined by multiplying the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such time by a fraction, the numerator of which shall be the Current Market Value (as defined below) per share of Common Stock for such event, and the denominator of which shall be such Current Market Value per share of Common Stock less the fair market value (as determined in the reasonable good faith discretion of the Board of Directors) of such securities, cash or other property to be distributed with respect to each share of Common Stock for such event. “Current Market Value” shall mean the average of the daily closing prices on the Nasdaq Global Select Market of the Common Stock (and if the Common Stock is not listed on the Nasdaq Global Select Market, such other U.S. national or regional securities exchange on which the Common Stock is listed) over the ten consecutive Trading Day period ending and including the Trading Day immediately preceding the dividend date for the applicable event.
Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the number of shares of Common Stock issuable upon exercise of the Warrant shall be recomputed accordingly as of the Close of Business on such record date on the basis of the actual payment of such dividends or distributions.
(d)    Adjustment for Reclassification, Exchange or Subdivision. If the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then and in each such event the holder of this Warrant shall have the right thereafter to exercise this Warrant into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which this Warrant might have been exercised immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.
(e)    Adjustment in Warrant Price. Upon each adjustment in the number of shares of Common Stock issuable upon exercise of this Warrant, the Warrant Price for such Warrant shall be adjusted to the product obtained by multiplying the applicable Warrant Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of such Warrant immediately prior to such adjustment and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of such Warrant immediately thereafter; provided, however, that in no event shall the Warrant Price be less than the par value of the Common Stock.
(f)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock issuable upon exercise of this Warrant or of the Warrant Price pursuant to this Section 3, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) Business Days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Warrantholder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Warrant Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Warrantholder (but in any event not later than ten (10) Business Days thereafter), furnish or cause to be furnished to the Warrantholder a certificate setting forth (i) the Warrant Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.
(g)    Rounding. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/10,000th of a share, as applicable.
(h)    Limitations on Adjustments. In order to avoid the duplication of adjustments, if an adjustment to the number of Warrant Shares has become effective and a Warrantholder that has exercised the Warrant would be treated as the record holder of shares of Common Stock resulting from such exercise that are (x) entitled to participate in the relevant event and (y) based on a number of Warrant Shares that has been adjusted in respect of the relevant event, then, notwithstanding the foregoing adjustment provisions and settlement provisions, the adjustments under this Section 3 relating to such event shall not be made with respect to such Warrant Shares, but will not affect the treatment of any un-exercised Warrant hereunder. Instead, such Warrantholder shall be treated as if such Warrantholder were the record owner of the shares of Common Stock such Warrantholder is entitled to receive upon such exercise on an unadjusted basis and participate in the related dividend, distribution or other event that would have, in the absence of this Section 3(h), given rise to such adjustment.

4.    Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Warrantholder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to Section 2(a) above.
5.    Company Covenants. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, when issued and paid for pursuant to the provisions of this Warrant, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens, encumbrances, charges, taxes (other than any applicable transfer taxes) or preemptive rights (it being understand, for the avoidance of doubt, that the Company makes no representation as to any restrictions under securities laws). The Company further covenants and agrees that it will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities (the “Required Reserve Amount”), cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant. If at any time while this Warrant remains outstanding, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount, then the Company shall use commercially reasonable efforts to take all action necessary as soon as reasonably practicable to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all the Warrant Shares then outstanding.
6.    Transfers, etc.
(a)    This Warrant shall not be transferable or assignable by the Warrantholder without the prior written consent of the Company other than to a controlled Affiliate (“Controlled Affiliate”) of the Warrantholder. The Warrant Shares issued pursuant to exercise of this Warrant shall be transferable at any time or from time to time in compliance with securities laws; provided that, other than in connection with a Permitted Market Disposition (as defined below), in no event shall such Warrant Shares be transferred, without the Company’s prior written consent, to the persons or entities set forth on Exhibit D (each, a “Restricted Person”). In any permitted transfer or assignment, the rights and obligations of a Warrantholder hereunder with respect to the Warrant or the Warrant Shares, as applicable, shall be automatically assigned by such Warrantholder to the transferee of this Warrant or the Warrant Shares, as applicable; provided, however, that, other than in connection with a Permitted Market Disposition, (i) the Company is provided written notice of the transfer including the name and address of the transferee and the number of Warrant Shares subject to this Warrant and/or the number of Warrant Shares, as applicable, to be transferred (provided, that, the Company shall be provided reasonable advance written notice of not less than five (5) Business Days prior to the proposed transfer by the Warrantholder involving the greater of (x) ten million (10,000,000) Warrant Shares and (y) 10% of the arithmetic average of the trading volume for each Trading Day during the five (5) Trading Day period ending on, and including, the Trading Day immediately preceding such date, and the Company and the Warrantholder hereby agree to cooperate in good faith in efforts to conduct an orderly process for such transfer); (ii) such transferee delivers to the Company a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 or

W-9 (or any successor form); and (iii) in connection with the transfer of this Warrant (or a portion thereof), such transferee agrees in writing to be bound by the terms of this Warrant as if such transferee were the Warrantholder. Upon any such permitted transfer of the Warrant (or a portion thereof), the Company shall be obligated to such transferee to perform all of its covenants under this Warrant as if such transferee was the Warrantholder upon receipt of (i) and (ii) of the prior sentence. “Permitted Market Disposition” means sales of Common Stock (x) in the open market through ordinary brokered transactions (including sales pursuant to a Rule 10b5-1 plan) without the Warrantholder’s knowledge of the acquiror (and in such case, the Warrantholder shall have no duty to investigate the ultimate beneficial ownership of such acquiror), (y) in block trades without the Warrantholder’s prior knowledge of the acquiror or (z) pursuant to an underwritten public offering.
(b)    The Company will maintain a register containing the name and address of the Warrantholder. The Warrantholder may change its address as shown on the warrant register by written notice to the Company requesting such change.
(c)    Subject to the provisions of this Section 6, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).
(d)    The Warrant and the Warrant Shares issuable upon exercise of this Warrant shall be entitled to the benefits of the Registration Rights Agreement dated on or about the date hereof, between the Company and Warrantholder, as amended from time to time.
(e)    Notwithstanding anything to the contrary in this Section 6, the Company and the transfer agent for the Common Stock may condition any such transfer or assignment by a party other than the initial Warrantholder or its Controlled Affiliates upon the delivery of such legal opinions, certifications and other evidence as they may reasonably require in order to determine that the proposed transfer or assignment complies with applicable securities laws and other requirements set forth herein. The Company shall not require the Warrantholder to provide an opinion of counsel if the transfer is to the Warrantholder’s Controlled Affiliates, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Additionally, unless required by the Company’s transfer agent, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 (“Rule 144”) promulgated under the Securities Act; provided that the Warrantholder represents that it has complied with Rule 144 in reasonable detail, the selling broker represents that it has complied with Rule 144, and the Company is provided with a copy of the Warrantholder’s proposed notice of sale.
7.    No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment. Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable upon the exercise of this Warrant above the Warrant Price, and at all times will take all action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of this Warrant.
8.    Notices of Record Date, etc. In the event:

(a)    the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or
(b)    of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation, merger, recapitalization or similar business combination of the Company with or into another entity (other than a consolidation, merger, recapitalization or similar business combination in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or
(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will as soon as practicable send or cause to be sent to the Warrantholder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, recapitalization, similar business combination, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, recapitalization, similar business combination, transfer, dissolution, liquidation or winding-up. Notwithstanding anything to the contrary in this Section 8: (i) in no event will the Company be required to provide such notice to the Warrantholder (other than the original Warrantholder) before the earlier of such time as the Company (x) has publicly disclosed or acknowledged the circumstances giving rise to such event and (y) is required to publicly disclose under applicable law or the rules of any securities exchange on which the Common Stock is then listed or admitted for trading the circumstances giving rise to such event and (ii) the Company will be deemed to have provided notice to the Warrantholder of any information contained in any report, information or document filed or otherwise made available by the Company, its affiliate or any other party to the relevant event through the EDGAR system (or any successor thereto) maintained by the U.S. Securities and Exchange Commission (or its successor).
9.    Exchange or Replacement of Warrant.
(a)    Upon the surrender of this Warrant by the Warrantholder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 6 hereof, issue and deliver to or upon the order of the Warrantholder, at the Company’s expense, a new warrant of like tenor, in the name of the Warrantholder or as the Warrantholder (upon payment by the Warrantholder of any applicable transfer taxes) may direct, calling in the aggregate on the face thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.
(b)    Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) reasonable indemnity or bond with respect thereto if requested by the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new warrant of like tenor.
10.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):
(a)    if to the Company, at its address at 2485 Augustine Drive, Santa Clara, California 95054, Attention: General Counsel; with a copy (which shall not constitute notice) to Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, Attention: Tad Freese and Richard Kim; and

(c)    if to the Warrantholder, at its address at 1 Meta Way, Menlo Park, CA 94025, Attn: Meta Legal, with a copy to [***], attention: Meta Legal; with a copy (which shall not constitute notice) to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attention: Brian Hamilton and Heather Weigel.

If the Company should at any time change the location of its principal office to a place other than as set forth above, it shall give prompt notice to the Warrantholder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice.
11.    No Rights as Stockholder.
Except as otherwise expressly set forth herein, the Warrantholder, solely in such person’s capacity as a Warrantholder, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in the Warrant be construed to confer upon the Warrantholder, solely in such person’s capacity as a Warrantholder, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to such Warrantholder becoming holder of record of the Warrant Shares which such person is then entitled to receive upon the due exercise of the Warrant and the settlement of the Warrant Shares issued upon such exercise.
12.    Agreements of the Warrantholder.
(a)    The Warrantholder agrees and acknowledges that it shall have sole responsibility for making any applicable filings with the U.S. Securities and Exchange Commission (or its successor) pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, as a result of its acquisition of this Warrant and the Warrant Shares and any future transaction related thereto and agrees to make all such filings in compliance with the applicable requirements therefor. The Company shall cooperate in good faith with the Warrantholder in connection with any such filings, including by promptly providing any information that are necessary to complete such filings as may be reasonably requested by the Warrantholder. To the extent the Warrantholder is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Company shall take such actions as may be reasonably requested by the Warrantholder and are necessary to approve the transactions contemplated by this Warrant for purposes of

Rule 16b-3 thereunder, including obtaining any required approval of the Board of Directors of the Company (or committee thereof).
(b)    The Warrantholder acknowledges and agrees that it will comply with the restrictions set forth in this Warrant, including the restrictive legend set forth in Exhibit C hereto. Notwithstanding the foregoing, unless the Warrantholder is deemed an affiliate of the Company (or was an affiliate during the preceding three months) for purposes of Rule 144, the Company agrees that any such restrictive legends with respect to any Warrant Shares will be removed on the date upon which all such Warrant Shares are freely tradeable under Rule 144 and the Warrant Shares have been held for at least one year (for the avoidance of doubt, taking into account the “tacking” provisions of Rule 144 under the Securities Act).

13.    Amendment or Waiver.
(a)    Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Warrantholder. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
(b)    Notwithstanding the foregoing, from time to time, the Company, without the consent of the Warrantholder, may amend or supplement this Warrant to (i) evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in this Warrant, (ii) surrender any right or power herein conferred upon the Company or (iii) if applicable, provide for an uncertificated Warrant in addition to or in place of a certificated Warrant. After an amendment or modification under this Section 13(b) becomes effective, the Company will deliver to the Warrantholder a notice briefly describing such amendment or modification.
14.    Successors. Subject to Section 6, the terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company or of the Warrantholder.
15.    Taxes. The initial Warrantholder shall deliver to the Company a properly executed IRS Form W-9 upon issuance of this Warrant. In addition, each Warrantholder shall deliver to the Company a properly executed applicable IRS Form W-8 or W-9 (or any successor form) (i) upon assignment in the case of any subsequent Warrantholder, (ii) upon a reasonable request by the Company, and (iii) promptly upon learning that any such form previously provided has become obsolete, incorrect, or ineffective. Before withholding and paying over to any U.S. federal, state, local or non-U.S. taxing authority any amount required to be withheld under applicable law on any payments or deliveries to the Warrantholder hereunder, the Company shall provide the Warrantholder with reasonable advance notice and shall cooperate with the Warrantholder in good faith in regard to the identification, preparation, execution and delivery of applicable tax forms or certificates to reduce or eliminate applicable withholding taxes to the extent permitted by applicable law. If, notwithstanding the foregoing, withholding is required to be made in accordance with applicable law on any payments or deliveries to the Warrantholder hereunder, the Company shall be permitted to deduct such withholding as required by law, without any obligation to pay additional amounts or deliver additional Warrant Shares in respect of such withholding. As an alternative to withholding, if allowed by applicable law, the Warrantholder may pay the Company the amount of taxes owed to the applicable tax authority, upon the receipt of which the Company will pay over to the applicable tax authority in the manner prescribed by law. The Warrantholder and the Company agree that they intend, for U.S. federal and applicable state and local income tax purposes, to: (i) not treat this

Warrant, or any portion of this Warrant, as having been issued in connection with the performance of services within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder; (ii) not treat the issuance of this Warrant or the exercise of all or any part of this Warrant as resulting in the payment of compensation income to the Warrantholder; and (iii) treat this Warrant as giving rise to a sales discount, allowance, or rebate in connection with the purchase or lease of the applicable products described in Exhibit E. Neither the Warrantholder nor the Company shall take any position for U.S. federal and applicable state and local income tax purposes that is inconsistent with the foregoing, unless otherwise required by applicable law. The Warrantholder and the Company agree to cooperate as reasonably requested by the other party in respect of any tax reporting requirements relating to this Warrant.
16.    Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.
17.    Governing Law; Disputes.
(a)    This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to principles of the conflict of laws.
(b)    EACH OF THE COMPANY AND THE WARRANTHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(c)    No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under this Warrant or any claim based on, in respect of, or by reason of, such obligations or their creation. The Warrantholder hereby waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Warrant.
18.    Severability. If any provision of this Warrant is held to be unenforceable under applicable law, the parties agree to renegotiate and replace such provision in good faith, with an enforceable provision as close as reasonably possible in commercial effect. If the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Warrant, (ii) the balance of this Warrant shall be interpreted as if such provision were so excluded and (iii) the balance of this Warrant shall be enforceable in accordance with its terms.
19.    Counterparts. This Warrant may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purpose.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the Date of Issuance indicated above.
ADVANCED MICRO DEVICES, INC.
By: ___/s/ Jean Hu_____________________
Name:    Jean Hu
Title:    Executive Vice President, Chief
    Financial Officer & Treasurer

Accepted and Agreed:
META PLATFORMS, INC.
By: ____/s/ Raj Singh____________________
Name:     Raj Singh
Title:     Vice President and Associate General          Counsel
AMD Warrant Signature Page

EXHIBIT A
PURCHASE FORM
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EXHIBIT B
ASSIGNMENT FORM

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EXHIBIT C
FORM OF RESTRICTED STOCK LEGEND

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EXHIBIT D
RESTRICTED PERSONS
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EXHIBIT E

VESTING SCHEDULE

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EXHIBIT F
EXERCISE CONDITIONS SCHEDULE

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